Exhibit 10.28

December 14, 2007

Carol Moore

[Home Address Omitted]

Dear Carol,

Cerus Corporation is pleased to offer you the position of Vice President, Regulatory Affairs & Quality. This letter embodies the terms of our offer of employment to you.

As the Vice President, Regulatory Affairs & Quality, your principle role will be to oversee the Regulatory Affairs Departments in the US, Europe and select countries. Amongst other things, you will be responsible for the implementation of global strategies for the earliest possible approvals of phase I through phase IV applications. In this position you will report to Claes Glassell, President and Chief Executive Officer. You will work at our location in Concord, California. Of course, Cerus may change your responsibilities and your work location from time to time, as it deems necessary.

You will be paid semi-monthly at the rate of $12,083.34 which calculates to an annual salary of $290,000, (the quoting of an annual salary is for illustrative purposes only). In addition to your salary, in 2008, you will be eligible to participant in Cerus’ cash bonus plan. The maximum target bonus percentage for your position is 25% of base salary, pro-rated to your start date. Finally, you will be paid a signing bonus of $50,000.00 subject to standard payroll deductions and withholdings. The bonus will be payable within the first, full pay period following your start date of full time employment. If you voluntarily resign from Cerus within 12 months of your hire date, the pro-rated amount of your sign-on bonus will be due to Cerus upon your exit.

In addition to your salary, you will be eligible for all of Cerus’ standard employee benefits plans which include employer subsidized medical, dental and vision premiums, long term disability, life insurance, a 401(k) plan, and, upon meeting eligibility requirements, participation in Cerus’ Employee Stock Purchase Plan. The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price. You will also be eligible for 15 days of vacation per year. You should note that Cerus may modify salaries and benefits from time to time as it deems necessary.

Subject to the approval of the Cerus Board of Directors, you will receive an option exercisable for 100,000 shares of common stock at an exercise price equal to the fair market value of such shares at the time of the grant as determined by the Board. The options shall vest as to one eighth of the shares six months after the vesting start date and as to one forty-eighth of the shares each month thereafter.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt employee, you will be occasionally asked to work additional hours as required by your assignments.

As a Cerus employee you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct included in the Cerus Employee Handbook.

You will be expected to sign and comply with a proprietary information and nondisclosure agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at Cerus and nondisclosure of proprietary information.

As an employee you may terminate employment at any time and for any reason whatsoever with notice to Cerus. We request that, in the event of resignation, you give the Company at least two weeks notice. Similarly, Cerus may terminate your employment at any time and for any reason whatsoever, with or without cause (involuntary termination). Furthermore, this mutual termination of employment arrangement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Cerus.

As required by law, this offer is subject to your submission of an I-9 Form and satisfactory proof of your right to work in the United States no later than three days after your employment begins. In addition, this offer of employment is contingent upon satisfactory completion of the background check that was previously discussed with you.

If you wish to accept employment at Cerus under the terms set out above, please sign and date this letter, and return it to me by Thursday, December 20, 2007. If you accept our offer, your first day of employment will be no later than Monday, March 3, 2008.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Lori L. Roll

Lori L. Roll

Vice President, Administration

Approved and Accepted	/s/ Carol Moore	Date	12/21/2007
Carol Moore